                                                     --------------------------
                                                            OMB APPROVAL
                                                     --------------------------
                                                     OMB Number: 3235-0145
              SECURITIES AND EXCHANGE COMMISSION     Expires: August 31, 1999
                    Washington, D.C. 20549           Estimated average burden
                                                     hours per response 14.90
                        SCHEDULE 13G                 --------------------------
             Under the Securities Exchange Act of 1934
                       (Amendment No.  )*

                        International Technology Corp.
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  0004604651
------------------------------------------------------------------------------
                                (CUSIP Number)

                                 June 15, 1998
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
/ / Rule 13d-l(b)
/X/ Rule 13d-l(c)
/ / Rule 13d-l(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
CUSIP No. 0004604651
-----------------------
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Libra Fund, L.P.
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) / /
                                                                       (b) / /
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

NUMBER OF                       ----------------------------------------------
SHARES                            6     SHARED VOTING POWER
BENEFICIALLY                            1,387,531
OWNED BY                        ----------------------------------------------
EACH                              7     SOLE DISPOSITIVE POWER
REPORTING
PERSON                          ----------------------------------------------
WITH                              8     SHARED DISPOSITIVE POWER
                                        1,387,531
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,387,531
------------------------------------------------------------------------------

------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.1%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
          PN
------------------------------------------------------------------------------

----------------------------
  CUSIP No. 0004604651
----------------------------
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Libra Advisors, LLC
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) / /
                                                                       (b) / /
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

NUMBER OF                       ----------------------------------------------
SHARES                            6     SHARED VOTING POWER
BENEFICIALLY                            1,497,576
OWNED BY                        ----------------------------------------------
EACH                              7     SOLE DISPOSITIVE POWER
REPORTING
PERSON                          ----------------------------------------------
WITH                              8     SHARED DISPOSITIVE POWER
                                        1,497,576
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,497,576
------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.6%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
          00
------------------------------------------------------------------------------

----------------------------
  CUSIP No. 0004604651
----------------------------
------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     Ranjan Tandon.
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                       (a) / /
                                                                       (b) / /
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

NUMBER OF                       ----------------------------------------------
SHARES                            6     SHARED VOTING POWER
BENEFICIALLY                            1,497,576
OWNED BY                        ----------------------------------------------
EACH                              7     SOLE DISPOSITIVE POWER
REPORTING
PERSON                          ----------------------------------------------
WITH                              8     SHARED DISPOSITIVE POWER
                                        1,497,576
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,497,576
------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.6%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
          IN
------------------------------------------------------------------------------

Item 1.   (a)  Name of Issuer:

               International Technology Corp.

          (b)  Address of Issuer's Principal Executive Offices:

               2790 Mosside Boulevard
               Monroeville, PA 15146-2792

Item 2.   (a)(b)(c)Name of Person Filing; Address of Principal Business Office
               or, if none Residence; Citizenship:

                    This Schedule 13 G is being filed jointly by Libra
                    Advisors, LLC, a New York limited liability company ("Advisors"); Libra Fund, L.P., a Delaware limited partnership ("Libra"); and Ranjan Tandon, a United States citizen ("R. Tandon") (collectively, the "Reporting Persons"). R. Tandon is the sole voting member and Manager of Advisors. Advisors is the General Partner of Libra and the Investment Adviser to an offshore fund (the "Fund"). The business address of each of Reporting Person is 277 Park Avenue, 26th Floor, New York, New York, 10172.

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               0004604651

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

          (e) [ ] An Investment Adviser in accordance with Rule 13d-l(b)(1)
                 (ii)(E)

          (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-l(b)(1)(ii)(F)

          (g) [ ] A Parent Holding Company or Control Person in accordance with Rule l3d-l(b)(ii)(G)

          (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.   Ownership:

          (a)  Amount Beneficially Owned: 1,497,576*

          (b)  Percent of Class: 6.6%

          (c)  Number of Shares as to which such person has:

               (i)    sole power to vote or direct the vote - 0

               (ii)   shared power to vote or direct the vote - 1,497,576*

               (iii)  sole power to dispose or direct the disposition of - 0

               (iv) shared power to dispose or direct the disposition of -1,497,576*

               *See Attachment A

Item 5.   Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the
                    class of securities check the following [     ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

          N/A

Item 8.   Identification and Classification of Members of the Group

          N/A

Item 9.   Notice of Dissolution of Group

          N/A

Item 10.  Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             LIBRA FUND, L.P.

                                             By: LIBRA ADVISORS, LLC

                                             By:/s/ Ranjan Tandon
                                                --------------------
                                             Name: Ranjan Tandon
                                             Title: Manager



                                             LIBRA ADVISORS, LLC

                                             By:/s/ Ranjan Tandon
                                                --------------------
                                             Name: Ranjan Tandon
                                             Title: Manager

                                             By:/s/ Ranjan Tandon
                                             --------------------
                                             RANJAN TANDON

Dated: July 2, 1998

                                 ATTACHMENT A

         As of July 2, 1998, Libra is the beneficial owner of 1,387,531 shares of Common Stock, for a total beneficial ownership of 6. 1 % of the outstanding shares of Common Stock. As of July 2, 1998, the Fund is the beneficial owner of 110,045 shares of Common Stock, for a total beneficial ownership of .49% of the outstanding shares of Common Stock. Advisors, as Investment Advisor to the Fund, has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 110,045 shares of Common Stock owned by the Fund. As the General Partner of Libra, Advisors has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 1,387,531 shares of Common Stock owned by Libra. Accordingly, Advisors may be deemed to be the beneficial owner of 1,497,576 shares of Common Stock, or 6.6% of the outstanding shares of Common Stock. In addition, as the sole voting member and Manager of Advisors, R. Tandon may be deemed to have the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 1,497,576 shares of Common Stock owned by Advisors or 6.6% of the outstanding shares of Common Stock.

                          AGREEMENT OF JOINT FILING

         In accordance with Rule 13 d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendments thereto, with respect to the Common Stock of International Technology Corp., and that this Agreement be included as an attachment to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 2nd day of July, 1998.


                                        LIBRA FUND, L.P.

                                        By: LIBRA ADVISORS, LLC


                                        By:/s/ Ranjan Tandon
                                           --------------------
                                        Name: Ranjan Tandon
                                        Title: Manager


                                        LIBRA ADVISORS, LLC

                                        By:/s/ Ranjan Tandon
                                           --------------------
                                        Name: Ranjan Tandon
                                        Title: Manager

                                        By:/s/ Ranjan Tandon
                                           --------------------
                                        RANJAN TANDON